Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Aytu BioScience, Inc.’s Registration Statements on Form S-8 (File No. 333-205462) and Form S-1 (File Nos. 333-207421, 333-205414, 333-209874, 333-210144, 333-212100, and 333-213738) of our report dated August 31, 2017, relating to the consolidated financial statements that appear in this Annual Report on Form 10-K.

/s/ EKS&H LLLP

August 31, 2017

Denver, Colorado